6.5.1 Second Promissory Note in favor of Mack Jennings





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                               PROMISSORY NOTE

$25,000.00          No. _______                        Date   August 1, 1998

AWG, Ltd., without grace, a corporation organized and existing under the laws of the State of Nevada with the principal office for the transaction of its business located in Napa, County of Napa, State of California, promises to pay to Mack H. Jennings or order, at Napa, California the sum of Twenty-Five Thousand Dollars, payable only in lawful money of the United States of America, for value received, with interest thereon in like lawful money at the rate of nine percent (9%) per annum from date until paid, interest payable monthly.

                                              /s/ Mack Jennings
------------------------                    ------------------------
          Secretary                          President

This document is only a general form which may be proper for use in simple transaction and in no way acts, or is intended to act, as a substitute for the advice of an attorney. The publisher does not make any warranty, either express or implied, as to the legal validity of any provision or the suitability of these forms in any specific transaction.